Exhibit 99.1

April 2, 2020

AEO TAKES STEPS TO ENSURE FINANCIAL STRENGTH IN RESPONSE TO COVID-19

PITTSBURGH--(BUSINESS WIRE)-- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that in response to ongoing store closures due to COVID-19, the company is taking a series of actions to preserve financial strength including:

•	A suspension of its share repurchase program and deferred payment of the first quarter cash dividend;
•	Temporary furloughs of store, field and corporate associates beginning April 5, largely reflecting the continued uncertainty around the duration of store closures;
•	Reductions to operating expense, which include delayed merit increases for associates, a hiring freeze and other cost saving initiatives;
•	Cuts to inventory receipts to align with lower demand due to store closures;
•	Reduced capital expenditures across stores, IT and other projects. The company will continue to invest in digital and Distribution Center capabilities to better serve our online customers.

“AEO entered 2020 with financial strength and two of the best brands in retail. The measures we are taking today are difficult, and we recognize that these decisions significantly impact our associates, yet are unfortunately necessary for our continued long-term success,” said Jay Schottenstein, Executive Chairman of the Board and Chief Executive Officer. “This is not business as usual and we are preparing to emerge from this crisis stronger, more nimble and ready to grow. With health and safety a priority, we look forward to re-opening our stores as soon as we are safely able to do so. In the meantime, I’d like to thank our dedicated team for serving our loyal customers through our online business.”

Associate Support

At AEO, we value our people above all else and are providing support. Furloughed associates will maintain benefits and AEO will fund 100% of the health premiums for eligible employees impacted by these measures, through at least April 2020. AEO Inc. has seeded and set up a program through the AEO Foundation for associates who may be experiencing economic distress caused by a COVID-19 diagnosis. In addition, the company has set up an associate resource center online, which will allow easy access to contacts, benefits information as well as state unemployment resources.

Health and Safety

AEO has made investments in personal protective gear, as well as state-of-the-art cleaning and sanitization equipment for all locations. We are taking numerous measures to protect the safety and welfare of associates including: following all federal and state COVID-19 guidelines; enhanced cleaning and sanitization activities; social distancing protocols; staggered work schedules; onsite nurses and temperature scanning at all Distribution Centers. The company will continue donating personal protective equipment to our communities. Additionally, we are taking active measures to install best in class safety and health protocols in all stores, ensuring a safe environment for when our associates and customers are able to return to our locations.

First Quarter 2020 Dividend

The company’s previously declared first quarter fiscal 2020 quarterly cash dividend of $0.1375 will now be payable April 23, 2021 to stockholders of record at the close of business on April 9, 2021. The company maintains the right to defer the record and payment dates, depending upon, among other factors, the progression of the COVID-19 outbreak, business performance and the macroeconomic environment.

Previous Actions in Response to COVID-19

The company previously took the following actions in response to the COVID-19 crisis:

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The temporary closure of all AE and Aerie stores across North America, which has extended beyond the initial March 27, 2020 estimate. The company will continue to monitor guidance from government and health officials to determine when to re-open stores;

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The recent drawdown of $330 million from its revolving credit facility to bolster liquidity. AEO entered fiscal 2020 in strong financial condition, with $417 million in cash and short-term investments and no debt;

•	The withdrawal of its first quarter 2020 guidance issued on March 4, 2020.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including first quarter 2020 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for the first quarter 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.